Exhibit 99.1

Armstrong World Industries Reports

Fourth Quarter and Full Year 2019 Results

Key Highlights

•	Net sales of $246.9 million, up 3% versus the prior year quarter
•	Operating income of $62.2 million, up 18% versus the prior year quarter
•	Adjusted EBITDA and EPS grew 14% and 40%, respectively, versus the prior year quarter
•	2020 Guidance: Net Sales growth of 6-8%, year-over-year EBITDA margin expansion, and adjusted Free Cash Flow growth of 11-19%
•	Transferring approximately $1 billion of pension obligations to Athene Annuity and Life

LANCASTER, Pa., February 24, 2020 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today reported financial results for the fourth quarter and full year 2019.

Fourth Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended December 31,
	2019	2018	Change
Net sales	$246.9	$238.9	3.3%
Operating income	$62.2	$52.5	18.5%
Earnings from continuing operations	$51.5	$36.6	40.7%
Diluted earnings per share	$1.04	$0.74	40.5%

Net sales increased compared to the prior year quarter, driven by higher volumes in the Architectural Specialties segment, as well as higher Mineral Fiber average unit value (“AUV”), in which both positive like-for-like pricing and mix contributed.

Operating income increased over the prior year quarter, driven primarily by positive Mineral Fiber AUV, volume growth in the Architectural Specialties segment, manufacturing productivity and lower SG&A expenses.

In November, the Company completed its previously announced acquisition of MRK Industries, a manufacturer of specialty metal ceilings and walls with annual revenues of approximately $14 million, consisting primarily of sales to AWI.

“2019 was another strong year for AWI,” said Vic Grizzle, President and CEO of AWI.  “Sales growth of 6%, adjusted EBITDA growth of 14% and $244 million of adjusted free cash flow were financial highlights.  We also delivered on the 2019 sales and EBITDA targets we set back in 2017 in connection with the announced sale of our EMEA and Asia-Pacific businesses.  This reflects terrific execution by our teams to right-size to a leading America’s-focused business and change our trajectory of growth.”

Additional (non-GAAP*) Financial Metrics from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended December 31,
	2019	2018	Change
Adjusted EBITDA	$90	$79	13.5%
Adjusted net income	$55	$40	37.0%
Adjusted diluted earnings per share	$1.11	$0.80	40.0%
Adjusted free cash flow	$71	$88	(19.1)%

* The Company uses the above non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods.  The Company also believes that the adjustments help users of our financial information understand the effect of those adjusted items on our selected reported results and provide useful alternative measurements of performance.  See Supplemental Reconciliations of GAAP to non-GAAP results (below) for a breakdown of the adjustments and a reconciliation of the selected reported results to these non-GAAP measures.

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2019	2018	Change
Adjusted EBITDA
Mineral Fiber	$81	$71	14.8%
Architectural Specialties	8	8	2.2%
Consolidated Adjusted EBITDA	$90	$79	13.5%

Consolidated adjusted EBITDA improved 14% in the fourth quarter when compared to the same prior year period, driven by favorable AUV fall-through to profit in the Mineral Fiber segment, manufacturing productivity, higher equity earnings from our WAVE joint venture, and volume growth in the Architectural Specialties segment.

Fourth Quarter Segment Highlights

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2019	2018	Change
Net sales (as reported)	$197.2	$191.3	3.1%
Operating income (as reported)	$59.1	$48.9	20.9%
Adjusted EBITDA	$81	$71	14.8%

Mineral Fiber net sales increased due to favorable AUV, partially offset by lower volume.

Operating income increased driven by the margin impact of higher sales, manufacturing productivity, and lower SG&A expenses.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended December 31,
	2019	2018	Change
Net sales (as reported)	$49.7	$47.6	4.4%
Operating income (as reported)	$5.6	$6.1	(8.2)%
Adjusted EBITDA	$8	$8	2.2%

Net sales in Architectural Specialties grew primarily from higher sales volume from the recent acquisitions of ACGI, Plasterform and Steel Ceilings, partially offset by unfavorable project timing and extended lead times from a third party supplier.

Operating income decreased due to additional investments in selling and design capacities and the integration of acquisitions, partially offset by the positive impact of higher sales volume.

Unallocated Corporate

Unallocated corporate expense of $2.5 million was flat with the prior year quarter.

Year to Date Results from Continuing Operations

(Dollar amounts in millions)	For the Year Ended December 31,
	2019	2018	Change
Net sales (as reported)	$1,038.1	$975.3	6.4%
Operating income (as reported)	$317.4	$249.4	27.3%
Adjusted EBITDA	$403	$353	14.2%

Net sales increased driven mainly by higher AUV in the Mineral Fiber segment, in which both positive mix and positive like-for-like pricing contributed, and volume growth in the Architectural Specialties segment.

Operating income increased primarily through increased sales, manufacturing productivity, and higher equity earnings from WAVE, which included a gain on the sale of its European and Pacific Rim businesses.

Pension Plan Annuitization

The Company also entered into an agreement on February 20, 2020 to transfer approximately $1 billion of outstanding retiree pension benefit obligations and administration related to approximately 10,000 retirees and beneficiaries under its Retirement Income Plan (“RIP”) to Athene Annuity and Life Company and Athene Annuity & Life Assurance Company of New York.  Athene was selected by State Street Global Advisors Trust Company acting solely in its capacity as independent fiduciary of the RIP following a competitive bidding process.  As a result of the transaction, the Company expects to record a non-cash expense in the range of $350 million to $400 million in the first quarter of 2020 as a component of non-operating expense to reflect a partial plan settlement charge. The Company will not need to make any cash contributions to the RIP as a result of the transaction.

Market Outlook and 2020 Guidance

“I’m pleased that we were once again able to deliver results consistent with our value creation model,” said Brian MacNeal, CFO of AWI.  “As we look ahead to 2020, we expect a continuation of the market conditions we saw in 2019. We again expect to grow sales in the high-single digit range, expand adjusted EBITDA margins and generate sector leading adjusted free cash flow of more than 25% of sales.”

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss fourth quarter and full year 2019 results. This event will be broadcast live on the Company's website. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will also be available on the Company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our report on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its annual report on Form 10-K for the year ended December 31, 2019 that the Company expects to file with the SEC shortly.

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions in the Americas. With over $1 billion in revenue, AWI has approximately 2,500 employees and a manufacturing network of 12 active facilities.  For more information, visit www.armstrongceilings.com.

Additional forward looking non-GAAP metrics are available on the Company’s website at www.armstrongceilings.com under the Investors tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions, except for per-share amounts, quarterly data is unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Net sales	$246.9	$238.9	$1,038.1	$975.3
Cost of goods sold	158.3	156.8	643.0	641.8
Gross profit	88.6	82.1	395.1	333.5
Selling, general and administrative expenses	40.0	45.3	174.3	159.0
Equity earnings from joint venture	(13.6)	(15.7)	(96.6)	(74.9)
Operating income	62.2	52.5	317.4	249.4
Interest expense	6.8	10.3	38.4	39.2
Other non-operating (income), net	(4.4)	(5.2)	(20.4)	(32.5)
Earnings from continuing operations before income taxes	59.8	47.4	299.4	242.7
Income tax expense	8.3	10.8	57.1	53.1
Earnings from continuing operations	51.5	36.6	242.3	189.6
Net (loss) from discontinued operations	(3.8)	(2.0)	(27.8)	(3.7)
Net earnings	$47.7	$34.6	$214.5	$185.9

Earnings per diluted share of common stock, continuing operations	$1.04	$0.74	$4.88	$3.63

(Loss) per diluted share of common stock, discontinued operations	$(0.08)	$(0.04)	$(0.56)	$(0.07)

Net earnings per diluted share of common stock	$0.96	$0.70	$4.32	$3.56

Average number of diluted common shares outstanding	49.2	50.3	49.5	52.1

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales to external customers
Mineral Fiber	$197.2	$191.3	$826.6	$801.6
Architectural Specialties	49.7	47.6	211.5	173.7
Total net sales to external customers	$246.9	$238.9	$1,038.1	$975.3

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Segment operating income (loss)
Mineral Fiber	$59.1	$48.9	$289.6	$223.8
Architectural Specialties	5.6	6.1	35.9	34.3
Unallocated Corporate	(2.5)	(2.5)	(8.1)	(8.7)
Total consolidated operating income	$62.2	$52.5	$317.4	$249.4

Selected Balance Sheet Information

(Amounts in millions)

	December 31, 2019	December 31, 2018
Assets
Current assets	$244.4	$717.6
Property, plant and equipment, net	524.6	501.0
Other noncurrent assets	724.3	619.7
Total assets	$1,493.3	$1,838.3
Liabilities and shareholders’ equity
Current liabilities	$155.2	$549.5
Noncurrent liabilities	973.2	1,062.8
Equity	364.9	226.0
Total liabilities and shareholders’ equity	$1,493.3	$1,838.3

Selected Cash Flow Information

(Amounts in millions)

(Unaudited)

	For the Year Ended December 31,
	2019	2018
Net earnings	$214.5	$185.9
Other adjustments to reconcile net earnings to net cash provided by operating activities	27.9	10.6
Changes in operating assets and liabilities, net	(59.7)	6.7
Net cash provided by operating activities	182.7	203.2
Net cash (used for) provided by investing activities	(89.1)	309.6
Net cash (used for) financing activities	(384.9)	(329.3)
Effect of exchange rate changes on cash and cash equivalents	0.9	(7.4)
Net (decrease) increase in cash and cash equivalents	(290.4)	176.1
Cash and cash equivalents at beginning of year	335.7	159.6
Cash and cash equivalents at end of period	$45.3	$335.7

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income.  Examples include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, and certain other gains and losses. The Company also excludes U.S. pension income/expense in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded as a component of operating income. For all periods presented, the Company was not required and did not make cash contributions to the U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2020. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, legacy environmental matters and litigation. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company generates for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions and divestitures. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding.

Consolidated Results From Continuing Operations – Adjusted EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Earnings from continuing operations, Reported	$51	$37	$242	$190
Add: Income tax expense, as reported	8	11	57	53
Earnings before tax, Reported	$60	$47	$299	$243
Add: Interest/other income and expense, net	2	5	18	7
Operating Income, Reported	$62	$53	$317	$249
Add: U.S. Pension Cost (1)	1	1	5	6
Add: WAVE Pension Settlement (2)	-	-	1	-
Add: Litigation Expense	-	4	20	7
Add: Cost Reduction Initiatives	-	-	-	8
Add: Net Proforma International Allocations, Other	-	1	-	6
Add/(Less): Net Environmental Expenses (Recoveries)	-	2	1	(1)
Add: WAVE FSA (3)	-	-	4	-
Add (Less): AWI Portion of WAVE's (gain)/loss on Sale to Knauf	5	-	(21)	-
Operating Income, Adjusted	$68	$61	$328	$275
Add: D&A	21	18	75	78
Adjusted EBITDA	$90	$79	$403	$353

(1) U.S. pension expense represents only the service cost related to the U.S. pension plan that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan.

(2) WAVE settled a portion of their pension plan that resulted in a non-cash accounting charge.

(3) WAVE Fresh Start Accounting asset impairment charge due to sale of international.

Mineral Fiber

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Operating Income, Reported	$59	$49	$290	$224
Add: WAVE Pension Settlement (1)	-	-	1	-
Add: Litigation Expense	-	4	20	7
Add: Cost Reduction Initiatives	-	-	-	8
Add: Net Proforma International Allocations, Other	-	-	-	3
Add/(Less): Net Environmental Expenses (Recoveries)	-	2	1	(2)
Add: WAVE FSA (2)	-	-	4	-
Add (Less): AWI Portion of WAVE's (gain)/loss on Sale to Knauf	5	-	(21)	-
Operating Income, Adjusted	$64	$55	$296	$240
Add: D&A	17	16	63	60
Adjusted EBITDA	$81	$71	$358	$315

(1) WAVE settled a portion of their pension plan that resulted in a non-cash accounting charge.

(2) WAVE Fresh Start Accounting asset impairment charge due to sale of international.

Architectural Specialties

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Operating Income, Reported	$6	$6	$36	$34
Add: D&A	3	2	9	2
Adjusted EBITDA	$8	$8	$45	$38

Unallocated Corporate

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Operating (Loss), Reported	$(3)	$(2)	$(8)	$(9)
Add: U.S. Pension Cost (1)	1	1	5	6
Add: Net Proforma International Allocations, Other	-	1	-	3
Operating (Loss), Adjusted	$(1)	$-	$(3)	$-
Add: D&A	1	-	3	-
Adjusted EBITDA	$-	$-	$-	$-

(1) U.S. pension expense represents only the service cost related to the U.S. pension plan that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan.

Adjusted Free Cash Flow

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Net cash provided by operations	$62	$44	$183	$203
Net cash (used for) provided by investing activities	(18)	24	(89)	310
Add/(Less): Acquisitions, net	13	(2)	56	22
Add: Litigation, net	3	-	23	-
Add/(Less): Environmental Payments (Recoveries), net	1	(1)	5	(27)
Add/(Less): Payments/(Proceeds) from sale of international, net (1)	11	23	66	(272)
Adjusted Free Cash Flow	$71	$88	$244	$236

(1) Includes related income tax payments.

Consolidated Results From Continuing Operations – Adjusted Diluted Earnings Per Share

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2019		2018		2019		2018
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Earnings from continuing operations, As Reported	$51	$1.04	$37	$0.74	$242	$4.88	$190	$3.63
Add: Income tax expense, as reported	8		11		57		53
Earnings from continuing operations before income taxes, As Reported	$60		$47		$299		$243
(Less): U.S. Pension (Credit) (1)	(2)		(6)		(8)		(26)
Add: Non-Cash Hedge Expense	-		5		-		5
Add: WAVE Pension Settlement (2)	-		-		1		-
Add: Litigation Expense	-		4		20		7
Add: Cost Reduction Initiatives	-		-		-		22
Add: Net Proforma International Allocations, Other	-		1		-		6
Add/(Less): Net Environmental Expenses (Recoveries)	-		2		1		(1)
Add: WAVE FSA (3)	-		-		4		-
Add (Less): AWI Portion of WAVE's loss/(gain) on Sale to Knauf	5		-		(21)		-
Adjusted earnings from continuing operations before income taxes	$63		$53		$297		$255
(Less): Adjusted Income tax expense (4)	(8)		(13)		(61)		(64)
Adjusted net income	$55	$1.11	$40	$0.80	$237	$4.78	$191	$3.66
Adjusted EPS Change versus Prior Year	40%				31%

Diluted Shares Outstanding	49.2		50.3		49.5		52.1
Tax Rate (5)	13%		23%		20%		22%

(1) U.S. pension (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of earnings from continuing operations. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan.

(2) WAVE settled a portion of their pension plan that resulted in a non-cash accounting charge.

(3) WAVE Fresh Start Accounting asset impairment charge due to sale of international.

(4) Adjusted tax expense is calculated using the as reported tax rate multiplied by the adjusted earnings from continuing operations before income taxes.

(5) Tax rate for 2019 is actual tax rate excluding our portion of WAVE’s gain on sale to Knauf.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2020
	Low		High
Net income	$268	to	$275
Add: Interest expense	30		30
(Less): U.S. Pension credit(1)	(20)		(20)
Add: Income tax expense	83		85
Operating income	$360	to	$370
Add: U.S. Pension expense (2)	5		5
Add: D&A/Other	70		70
Adjusted EBITDA	$435	to	$445

(1) U.S. pension (credit) represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to be and do not plan to make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension

Benefit Guaranty Corporation.

(2) U.S. pension expense represents only the service cost related to the U.S. pension plan that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our U.S. Retirement Income Plan.

Adjusted Diluted Earnings Per Share (EPS) Guidance

	For the Year Ending December 31, 2020
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net income	$268	$5.57	to	$275	$5.73
Add: Interest expense	30			30
(Less): U.S. Pension credit(2)	(20)			(20)
Add: Income tax expense	83			85
Operating income	$360		to	$370
Add: U.S. Pension expense(3)	5			5
(Less): Interest expense	(30)			(30)
Adjusted earnings before income taxes	$335		to	$345
(Less): Income tax expense	(84)			(86)
Adjusted net income	$251	$5.20	to	$259	$5.40

(1) Adjusted EPS guidance for 2020 is calculated based on an adjusted effective tax rate of 25% and based on ~48 million of diluted shares outstanding.

(2) U.S. pension (credit) represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation.

(3) U.S. pension expense represents only the service cost related to the U.S. pension plan and is recorded as a component of operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our U.S. Retirement Income Plan based on guidelines established by the Pension Benefit Guaranty Corporation.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2020
	Low		High
Net cash provided by operating activities	$260	to	$280
Add: Return of investment from joint venture ($80-$90M)	85		85
Adjusted net cash provided by operating activities	$345	to	$365
Less: Capital expenditures ($70-$80M)	(75)		(75)
Adjusted Free Cash Flow	$270	to	$290